*** Confidential portions omitted and filed separately with the Commission.

EXHIBIT 10.56

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in place of the redacted language. The redacted information has been filed separately with the Commission.

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED

COLLABORATION, LICENSE AND SUPPLY AGREEMENT

THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED COLLABORATION, LICENSE AND SUPPLY AGREEMENT (the “2nd Amendment”), is entered into as of December 31, 2005 (the “2nd Amendment Date”) by and between EPOCH BIOSCIENCES, INC., with offices at 21720 23rd Drive S.E., Suite 150, Bothell, WA ( “Epoch”), a wholly owned subsidiary of Nanogen, Inc., with offices at 10398 Pacific Center Ct., San Diego, CA 92121 (“Nanogen”); and APPLERA CORPORATION, through its Applied Biosystems group, with offices at 850 Lincoln Centre Drive, Foster City, CA 94404 (“ABG”). Each of Epoch and ABG is individually referred to as a “Party” and, collectively, as “Parties”.

RECITALS

WHEREAS, Epoch and ABG are parties to that certain Second Amended and Restated Collaboration, License and Supply Agreement (the “Collaboration Agreement”) dated August 17, 2000 (the “Effective Date”), as amended by that certain First Side Agreement dated October 31, 2001, and that certain Amendment No. 1 to Second Amended and Restated Collaboration, License and Supply Agreement dated July 26, 2002 (the “First Amendment, and collectively with the First Side Agreement and the Collaboration Agreement, the “MGB Agreement”); and

WHEREAS, Epoch and ABG have entered into that certain Quencher License and Supply Agreement dated September 2, 2003, as amended (the “Quencher Agreement”), and

WHEREAS, the Parties now wish to amend the MGB Agreement pursuant to the terms and conditions of this 2nd Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1.	Article II of the MGB Agreement is hereby amended to add the following sections:

A.	2.36 “Control” and its cognates means in-licensed with the ability to grant sublicenses.

B.	2.37 “MGB Intermediates Manufacturing Know-How” means all know-how, technical information, trade secrets, data, technology, software and protocols that are owned or Controlled by Epoch, as of the Effective Date or thereafter, relating to the manufacture of MGB Intermediates including, but not limited to, the information set forth in Exhibit D attached hereto and incorporated herein.

C.	2.38 “Modified Base Know-How” means all know-how, technical information, trade secrets, data, technology, software and protocols owned or Controlled by Epoch, as of the Effective Date or thereafter, relating to Modified Bases or the manufacture of Modified Bases.

2.	Each Section of Article II of the MGB Agreement set forth below is hereby amended as follows:

A.	2.05 “Licensed Patents” means (1) U.S. Patent No. 5,801,155 titled Covalently Linked Oligonucleotide Minor Groove Binder Conjugates, issued September 1, 1998; (2) U.S. Patent No. 6,084,102 titled Covalently Linked Oligonucleotide Minor Groove Binder Conjugates, issued July 4, 2000; (3) any patent covering Collaboration Intellectual Property; and (4) any patent which is owned or Controlled by Epoch as of the Effective Date or thereafter covering the making, using, or selling of one or more of the following (alone or in combination): (a) a minor groove binding moiety, (b) an MGB Intermediate, (c) a product comprising an oligonucleotide having a minor-groove binding moiety covalently attached thereto, with or without a fluorescent label and/or a fluorescence quencher, (d) a fluorescence quencher (with or without a fluorescent label), (e) fluorescent label (with or without a fluorescence quencher) and (f) Modified Bases (whether or not contained the products in (a) through (e) are part of an oligonucleotide).

B.	2.06 “Related Patents” means all patents or patent applications owned, held, or Controlled, in whole or in part by Epoch that: (a) disclose and/or claim substantially the same subject matter as the Licensed Patents; (b) disclose and/or claim improvements to inventions disclosed or claimed in a Licensed Patent and require rights under the Licensed Patent to exploit such improvements; (c) claim priority to any of the Licensed Patents, including but not limited to continuation applications and patents, continuation-in-part applications and patents, divisional applications and patents, reexamination applications and patents, reissue applications and patents, and continuing prosecution applications and patents; (d) are a parent or sibling of the Licensed Patents, or (e) are foreign equivalents of a Licensed Patent or any patent or patent application in (a) through (d) above.

C.	2.13 “Valid Claim” means a claim of an issued and unexpired Licensed Patent or Related Patent (or any pending patent application, that has not been held unpatentable in a final decision by an appropriate administrative agency, which patent application is within the Related Patents but limited to claims thereof that claim minor groove binders or MGB Intermediates as compositions of matter or methods of using such minor groove binders or MGB Intermediates) that has not been held permanently invalid or otherwise unenforceable by a court or other administrative agency of competent jurisdiction in an unappealable decision or a decision not appealed within the time allowed for appeal.

D.	2.17 “Non-Exclusive Licensed Field” means all fields outside of the 5’-Nuclease Assay Field and outside of the Human In Vitro Diagnostics Field including, without limitation, the following: (1) use of MGB Oligonuclotides as ligation probes in an oligonuclotide ligation assay, generally as described in U.S. Patent No. 4,883,750; (2) use of MGB Oligonuclotides in an assay employing a [***]; (3) use of MGB Oligonuclotides as primers in a primer extension reaction, including but not limited to a PCR reaction or a DNA sequencing reaction; and (4) use of MGB Oligonuclotides in the Real-Time Nucleic Acid Monitoring Field, to the extent that (1), (2), (3) and (4) are practiced outside of the Exclusive Licensed Field.

E.	2.32 “Modified Base” (or in the plural, “Modified Bases”) means any modified nucleotide, including but not limited to pyrazolopyrimidine (ppn) nucleotide analogs, e.g., ppA and ppG analogs and any other analogs of A, T, G, or C nucleotides, including methods for making or using such modified nucleotides.

3.	Section 4.01 of the MGB Agreement is hereby amended to read in its entirety as follows:

4.01 Exclusive License. As of the Effective Date, Epoch hereby grants to ABG a world-wide, exclusive license under Licensed Patents, Related Patents, MGB Intermediates Manufacturing Know-How, Modified Base Know-How, and Licensed Know-How to make, have made, use, offer to sell, sell and import Licensed Products in the Exclusive Licensed Field (but not the right to sell Modified Bases or MGB Intermediates that are not incorporated into oligonucleotides).

4.	Section 4.02 of the MGB Agreement is hereby amended to read in its entirety as follows:

4.02	Non-Exclusive Licenses.

(a) MGB Probe Non-Exclusive License. As of the Effective Date, Epoch hereby grants to ABG a world-wide, non-exclusive license under Licensed Patents, Related Patents, MGB Intermediates Manufacturing Know-How, Modified Base Know-How and Licensed Know-How to make, have made, use, offer to sell, sell and import Licensed Products in the Non-Exclusive Licensed Field (but not the right to sell Modified Bases or MGB Intermediates that are not incorporated into oligonucleotides).

(b) HIVD Field Customer Licenses. Epoch shall grant to ABG’s customers, whether referred by ABG, identified to Epoch by name, or otherwise presenting evidence of having purchased Licensed Products from ABG (“Customers”) a non-exclusive, world-wide, royalty-bearing license to use Licensed Products purchased from ABG in the HIVD Field (each, an “HIVD Field Customer License”). Such royalty shall be [***]percent ([***]%) of Customer Net Revenues from providing services in the HIVD Field. “Net Revenues” shall mean all moneys received by a Customer, less refunds, for or on account of laboratory services provided using Licensed Products. Without limiting the foregoing, at ABG’s request, Epoch shall provide to ABG a customer referral code that ABG may provide to Customers to allow such Customers to present the same to Epoch so as to identify such Customers as entitled to receive the foregoing HIVD Field Customer License on the foregoing terms. Notwithstanding the foregoing, Epoch

*** Confidential portions omitted and filed separately with the Commission.

shall not be obligated to provide such an HIVD Field Customer License on the above terms to any Customer that (i) is demonstrably, as of the 2nd Amendment Date, already in negotiations with Epoch for such a license; or (ii) prior to being referred or identified by ABG, already signed a license agreement with Epoch providing such rights in the HIVD Field.

5.	Section 5.01 of the MGB Agreement is hereby amended to add:

In consideration of the grant of licenses under the Modified Base related Licensed Patents, MGB Intermediates Manufacturing Know-How and Modified Base Know-How set forth in this Agreement and in the Quencher Agreement (and without limiting ABG’s royalty obligations set forth in Section 5.04(a) of this Agreement and Section 3.1.2 of the Quencher Agreement), ABG shall pay to Epoch four (4) nonrefundable payments of [***] Dollars ($[***]), each of which shall be due and payable within thirty (30) days of the first day of each of the four quarters commencing after the 2nd Amendment Date. Notwithstanding anything herein to the contrary, all of ABG’s royalty obligations under this Agreement and the Quencher Agreement shall continue only until the expiration date of the last to expire of the Valid Claims (as defined respectively in this Agreement and the Quencher Agreement) and shall be limited to paying royalties on Licensed Products covered by a Valid Claim and to Licensed Products under this Agreement that comprise software or algorithms within the Licensed Know-How definition herein. Upon the last to expire of the Valid Claims, the licenses herein shall be deemed fully paid-up.

6.	Section 5.04(b) of the MGB Agreement is hereby amended so as (x) to add the following Quarterly Minimum Royalties:

FOR THE CALENDAR QUARTER ENDING	QUARTERLY MINIMUM ROYALTY
December 31, 2005	$	[***]
March 31, 2006	$	[***]
June 30, 2006	$	[***]
September 30, 2006	$	[***]
December 31, 2006	$	[***]

TOTAL	$	[***]

and (y) to add a final paragraph as follows:

With respect to the period covering October 1, 2005 through December 31, 2006, ABG’s royalties paid under the MGB Agreement and the Quencher Agreement (i) for the calendar quarter ending December 31, 2005 shall be creditable against the corresponding Quarterly Minimum Royalty; and (ii) for each calendar quarter during calendar year 2006 shall be creditable against the corresponding Quarterly Minimum Royalty obligation for such calendar quarter. Any deficit between the

*** Confidential portions omitted and filed separately with the Commission.

Quarterly Minimum Royalty due December 31, 2005 and the actual royalties paid (under both the MGB Agreement and the Quencher Agreement) by ABG over the calendar quarter ending December 31, 2005 shall be due and payable on February 11, 2006. Any deficit between the Quarterly Minimum Royalty for subsequent quarters during calendar year 2006 and the actual royalties paid (under both the MGB Agreement and the Quencher Agreement) by ABG for the corresponding quarter of calendar year 2006 will be paid in arrears within thirty (30) days following the end of such quarter. For the avoidance of doubt, no further quarterly minimum royalties shall be due beyond the calendar quarter ending December 31, 2006.

7.	Section 5.06 of the MGB Agreement is hereby modified to substitute thirty (30) days instead of forty-five (45) days.

8.	Section 6.01 of the MGB Agreement to read in its entirety as follows:

Purchase of MGB Intermediates. Subject to the terms and conditions of this Agreement, Epoch will sell MGB Intermediates to ABG, and ABG will purchase such MGB Intermediates from Epoch.

9.	Section 6.05 of the MGB Agreement is hereby amended in its entirety to read as follows:

(a) Epoch will transfer Licensed Know-How to ABG to the extent necessary for ABG to make full use of MGB Intermediates, MGB Oligonucleotides, and algorithms and related software for determining the melting temperature of MGB Oligonucleotides. Such Licensed Know-How will include, but not be limited to, that information specified in Exhibit B. All Licensed Know-How is considered Confidential Information and will only be used by ABG in connection with the exploitation of the license rights granted in Article IV. All Licensed Know-How will remain owned by Epoch. Similarly, ABG will transfer certain know-how to Epoch to the extent necessary for Epoch to make Bare Probes for ABG. Such know-how will include, but not be limited to, information relating to the synthesis, purification, and characterization of oligonuclotide compounds, and automated systems for configuring orders of custom sequence oligonucleotides. All such know-how is considered to be ABG’s Confidential Information and will only be used by Epoch in connection with Epoch’s obligations under this Agreement, and not for any other purpose. All such know-how will remain owned by ABG.

(b) Within sixty (60) days following the 2nd Amendment Date, Epoch shall transfer to ABG all MGB Intermediates Manufacturing Know-How (in existence now or through February 28, 2006) necessary for ABG to make and have made MGB Intermediates owned or Controlled by Epoch as of the Effective Date or thereafter including, but not limited to, the information set forth on Exhibit D attached hereto and incorporated herein. Epoch will provide ABG such MGB Intermediates Manufacturing Know-How on CD-ROM or other medium reasonably acceptable to ABG. Without limiting the foregoing, Epoch will provide ABG with instruction and assistance at ABG’s facilities (and provide ongoing cooperation and responses to ABG’s inquiries) with respect to such MGB Intermediates Manufacturing Know-How to ensure that ABG is fully able to exploit and utilize such MGB Intermediates Manufacturing Know-How under this Agreement and the Quencher Agreement. For the avoidance of doubt, ABG will not have the right to sell or otherwise incorporate into a Licensed Product such MGB Intermediates made by ABG or by a contractor of ABG unless Epoch fails to supply at least ninety-five percent (95%) of ABG’s forecast requirements of MGB Intermediates for more than two (2) months after receipt of written notice from ABG of Epoch’s failure to so supply.

(c) Within sixty (60) days following the 2nd Amendment Date, Epoch shall transfer to ABG all Modified Base Know-How (in existence now or through February 28, 2006) necessary for ABG to make and have made MGB Intermediates owned or Controlled by Epoch as of the Effective Date or thereafter. Epoch will provide ABG such Modified Base Know-How on CD-ROM or other medium reasonably acceptable to ABG. Without limiting the foregoing, Epoch will provide ABG with instruction and assistance at ABG’s facilities (and provide ongoing cooperation and responses to ABG’s inquiries) with respect to such Modified Base Know-How to ensure that ABG is fully able to exploit and utilize such Modified Base Know-How under this Agreement and the Quencher Agreement.

10.	Section 7.05 of the MGB Agreement is hereby amended to add the following Section:

(f) Epoch and Nanogen hereby represent and warrant that Nanogen does not own or Control any patents, patent applications or know-how that, if owned or Controlled by Epoch would be within the definition of Licensed Patents, Related Patents, MGB Intermediates Manufacturing Know-How or Modified Base Know-How. To the extent that the foregoing representation and warranty in this part (f) is inaccurate, then Epoch and Nanogen hereby agree that any such patents, patent applications or know-how shall be deemed to be, as of the Effective Date, within the definition of Licensed Patents, Related Patents, MGB Intermediates Manufacturing Know-How and Modified Base Know-How, respectively.

11.	Section 12.08 of the MGB Agreement is hereby amended in its entirety to read as follows:

Assignment. This Agreement and the licenses herein granted will be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither Party will have the power to assign this Agreement nor any interest hereunder without the written consent of the other, such consent not to be unreasonably withheld, provided, however, that ABG or Epoch may assign this Agreement or any of its rights or obligations hereunder to any Affiliate or to any third party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets or business to which this Agreement relates, without obtaining the consent of the other Party, subject to such assignee assuming all liabilities and obligations under the Agreement.

12.	This 2nd Amendment will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California, without reference to conflicts of law principles.

13.	Except as amended by this 2nd Amendment, the terms and conditions of the MGB Agreement shall remain in full force and effect. This 2nd Amendment, together with the MGB Agreement as amended herein, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings. The terms and conditions of this 2nd Amendment shall control and take precedence in the event of any conflict between the terms and conditions of this 2nd Amendment and the MGB Agreement. Neither this 2nd Amendment nor the MGB Agreement may be further amended or modified, except by a written agreement executed by the duly authorized representatives of the Parties hereto.

14.	Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular and the word “or” is used in the inclusive sense. The captions and headings of this 2nd Amendment are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this 2nd Amendment or the intent of any provision contained in this 2nd Amendment. Each Party hereto and its respective counsel have participated fully in the review, negotiation and formation of this 2nd Amendment. The language of this 2nd Amendment shall not be presumptively construed against either Party.

15.	This 2nd Amendment may be executed in any number of counterparts (including, via facsimile or other electronic means of transmitting signed copies), and each such counterpart will be deemed an original instrument, but all such counterparts together will constitute but one agreement.

IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this 2nd Amendment as of the 2nd Amendment Date.

EPOCH BIOSCIENCES, INC.	APPLERA CORPORATION, through its APPLIED BIOSYSTEMS GROUP

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Acknowledged and Agreed by Nanogen, Inc.

By:
Name:
Title:
Date:

Approved for signature By: Ilan Feuchtwang Date: January 13, 2006 Applied Biosystems Legal Department

EXHIBIT D

MGB Intermediates Manufacturing Know-How

The specific documentation shall include, without limitation:

1.	Chemical structures for all chemical raw materials, intermediate bulk materials, final product, and undesired side-products associated with each of the synthetic steps.

2.	Complete manufacturing batch records for the last three batches of each synthetic intermediate from the complete (approximately [***] step) synthesis of MGB / Dark Quencher Polystyrene and Dark Quencher Polystyrene, including all synthetic steps from readily available commercial raw materials to the final bulk material that we purchase. These batch records would include, for example: the commercial source, and catalog number of all chemical raw materials used, details of all processing conducted (quantities of materials used, reaction conditions, product isolation and purification methods, yields of the desired product from each synthetic step, etc.).

3.	Complete, detailed descriptions of the analytical methods and specifications used for incoming raw material qualification, in-process analysis, and final product QC testing, and all of the associated data from the last three batches of each synthetic intermediate from the complete (approximately [***] step) synthesis of MGB / Dark Quencher Polystyrene and Dark Quencher Polystyrene, including all synthetic steps from readily available commercial raw materials to the final bulk material that we purchase. This would include, for example, methods, specs, and data obtained using NMR, HPLC, TLC, MS, and any other method used to assess the purity of chemical components or to monitor the progress of reactions, and all available information regarding the identities and quantities of all reaction side-products associated with each synthetic step.

*** Confidential portions omitted and filed separately with the Commission.